Luby's Signs Commitment Letter to Extend Maturity Date on Credit Agreement

HOUSTON, July 27, 2011 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) announced today that it has signed a commitment letter to extend its credit agreement for three years. The maturity date of the $50 million facility will now be September 2014. The agreement is expected to be executed in final form prior to September 1, 2011, subject to customary closing conditions.

Chris Pappas, President and CEO, remarked, "By extending our credit agreement we continue to have flexibility to grow our organization. I would like to thank our banks for their confidence in our demonstrated ability to generate free cash flow and pay down outstanding debt. As of July 26, 2011 , we had $29 million outstanding under our credit agreement, which is a pay down of $22.3 million of the $51.3 million we borrowed to complete the acquisition of Fuddruckers, one year from the closing of that transaction."

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's and Fuddruckers and provides food service management through its Luby's Culinary Services division. The company operated restaurants include 95 cafeterias, 58 Fuddruckers restaurants, and four other non-core restaurants. Its 95 Luby's restaurants are located throughout Texas and other states. Its Fuddruckers restaurants include 58 company-operated locations and 125 franchises across the United States (including Puerto Rico) and Canada. Luby's Culinary Services provides food service management to 20 sites consisting of healthcare, higher education and corporate dining locations.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. Any statements made in this news release and in such oral and written communications other than historical statements, including statements regarding the expected financial performance of the Company's prototype restaurant, the execution of the Company's strategic plan, and future openings of new or replacement restaurants are forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the Company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in the Company's periodic reports on Form 10-K and Form 10-Q.

For additional information contact:

DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations